Exhibit 7

J. P. Morgan Trust Company, National Association

Statement of Condition

March 31, 2005

($000)
Assets
Cash and Due From Banks	$29,397
Securities	207,530
Loans and Leases	110,719
Premises and Fixed Assets	8,753
Intangible Assets	370,377
Goodwill	202,094
Other Assets	42,767

Total Assets	$971,637

Liabilities
Deposits	$121,455
Other Liabilities	55,518

Total Liabilities	176,973

Equity Capital
Common Stock	600
Surplus	701,587
Retained Earnings	92,477

Total Equity Capital	794,664

Total Liabilities and Equity Capital	$971,637

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